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                                                                    EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-85522, 333-74276, 333-69664 and 333-31758)
and Form S-8 (File Nos. 333-21113, 333-68757, 333-40396 and 333-82340) of
ViaSat, Inc. of our independent auditors' report dated March 26, 2004 on the audited financial statements of Immeon Networks, LLC as of and for the period from inception (January 8, 2001) through December 31, 2001 and of our independent public accountants report dated May 18, 2004 on the compiled Financial statements of Immeon Networks, LLC as of and for the year ended December 31, 2002 and for the period from inception (January 8, 2001) through December 31, 2002, which appears in this form 10-K/A.

Bennett Thrasher PC

/s/ Bennett Thrasher PC
Atlanta, Georgia
June 1, 2004